UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2023

NuStar Energy L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-16417	74-2956831
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

19003 IH-10 West San Antonio, Texas	78257
(Address of principal executive offices)	(Zip Code)

(210) 918-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units	NS	New York Stock Exchange
Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	NSprA	New York Stock Exchange
Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	NSprB	New York Stock Exchange
Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	NSprC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 21, 2023, NuStar Logistics, L.P. (“NuStar Logistics”), a wholly owned subsidiary of NuStar Energy L.P. (“NuStar”), consummated a sale-leaseback transaction (the “Sale-Leaseback Transaction”) and entered into a lease agreement (the “Lease Agreement”) with NS San Antonio TX Landlord, LLC (“Landlord”) with respect to NuStar’s headquarters located in San Antonio, Texas (the “Property”) for a term of 20 years, with two options to extend the term for ten years each in accordance with the Lease Agreement. NuStar entered into a lease guaranty, whereby NuStar agreed to guarantee the obligations of NuStar Logistics under the Lease Agreement. Pursuant to the Lease Agreement, NuStar Logistics will pay an annual average base rent of approximately $8.2 million during the initial 20-year term. Rent for the initial year of any renewal term will be equal to the fair market rental value for such renewal term and rent for each subsequent year of such renewal term will be equal to 102.5% of the annual rent for the immediately preceding year. NuStar Logistics is responsible for all costs and expenses related to the operation, use, occupancy and management of the Property. The Lease Agreement contains customary representations, warranties, covenants, obligations, conditions, indemnification provisions and termination provisions for sale-leaseback transactions.

The foregoing summary of the Lease Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Lease Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events

On March 21, 2023, NuStar Logistics entered into a purchase and sale agreement (the “Purchase Agreement”), between NuStar Logistics and Landlord for the Sale-Leaseback Transaction of the Property. Pursuant to the Purchase Agreement, NuStar Logistics sold the Property to Landlord for an aggregate cash purchase price of approximately $103.0 million. The Sale-Leaseback Transaction generated approximately $102.4 million in net cash proceeds, which NuStar Logistics intends to use to repay outstanding borrowings under its revolving credit facility, which may then be reborrowed, subject to the terms of its revolving credit facility, to repurchase a portion of NuStar’s outstanding Series D preferred units or used for general partnership purposes.

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements regarding future events and expectations, such as NuStar’s anticipated use of the net proceeds from the Sale-Leaseback Transaction. All forward-looking statements are based on NuStar’s beliefs as well as assumptions made by and information currently available to NuStar. These statements reflect NuStar’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2022 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements. Except as required by law, NuStar does not intend, or undertake any obligation, to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Lease Agreement between NuStar Logistics, L.P. as Tenant and NS San Antonio TX Landlord, LLC as Landlord, dated March 21, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NuStar Energy L.P.

	By:	Riverwalk Logistics, L.P.
its general partner

	By:	NuStar GP, LLC
its general partner

Date: March 24, 2023	By:	/s/ Steve Gilbert
Steve Gilbert
Vice President, Assistant General Counsel
and Corporate Secretary